Exhibit 99.1

DREAMWORKS ANIMATION’S CHIEF GLOBAL BRAND OFFICER

MICHAEL FRANCIS TO TRANSITION INTO CONSULTING ROLE

Jim Fielding, Head of Global Consumer Products, to

Oversee DWA’s Licensing and Franchise Management Businesses

Glendale, CA – August 26, 2015 – DreamWorks Animation (DWA) today announced that Michael Francis, the Company’s Chief Global Brand Officer, will step down from his full-time duties at the Company in December.

DWA also announced that Jim Fielding, DWA’s Head of Global Consumer Products, will oversee its licensing and franchise management businesses going forward and report directly to DWA President Ann Daly.

In a joint statement, CEO Jeffrey Katzenberg and Ms. Daly said:

“We are grateful to Michael for his tireless work over the past three years and hope to continue benefitting from his counsel as we continue to build and leverage our brand within each of our business lines. Michael built a strong internal organization, led by Jim Fielding and others, that will enable us to drive growth in these keys areas in the future. We wish Michael all the best in what will be an exciting new chapter in his career.”

Since 2013, Mr. Francis has overseen the Company’s branding, licensing, consumer products and franchise management efforts, and going forward he plans to work closely with DWA on its ongoing efforts to enhance the value of DreamWorks Animation as a global family entertainment brand. He will also serve as a board member for AwesomenessTV.

“I’m incredibly grateful to Jeffrey, Ann and the entire team at DreamWorks Animation for entrusting me with one of the world’s most iconic brands. I’ve determined that this is the right move for me both personally and professionally. I’m excited to resume my own business while also planning to continue working with the talented DWA team to help ensure the ascendancy of the brand.”

Before joining DreamWorks Animation in 2013, Mr. Francis was the Founder of Farview Associates, LLC, a global brand agency representing a diverse slate of retail, design and celebrity partners. Previously, he was President of J.C. Penney, where he oversaw marketing, merchandising, design and global sourcing. Mr. Francis spent more than 26 years with the Target Corporation, ultimately serving as Global Chief Marketing Officer.

About DreamWorks Animation

DreamWorks Animation (Nasdaq: DWA) creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 31 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

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